Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-114786

PROSPECTUS SUPPLEMENT DATED OCTOBER 13, 2006
TO
PROSPECTUS DATED SEPTEMBER 12, 2006

ENER1, INC.

This prospectus supplement should be read in conjunction with our prospectus dated September 12, 2006 and in particular “Risk Factors” beginning on page 7 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on October 10, 2006.

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 3, 2006

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 W. Cypress Creek Road, Suite 100, Fort Lauderdale, Florida		33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	954 556-4020

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of October 3, 2006, Ener1, Inc. ("Ener1") entered into an agreement with its majority shareholder, Ener1 Group, Inc. ("Group"), with respect to Ener1’s employment of Mr. Victor Mendes as its Chairman, Member of the Board and Chief Executive Officer, to which positions he was elected by the Board of Directors of Ener1 on October 3, 2006 (see Item 5.02 herein). The agreement provides that Group will pay to Ener1 an amount equal to approximately 53% of the salary and benefits of Mr. Mendes paid to or for Mr. Mendes by Ener1. Mr. Mendes will spend a portion of his time performing services for Group as its Chairman of the Board, to which position he was elected on September 22, 2006. The terms of the agreement provide that it will remain in force until Ener1 no longer employs Mr. Mendes and all of Group’s obligations under the agreement have been fulfilled. There is no employment agreement between Ener1 and Mr. Mendes.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 3, 2006, the Board of Directors of Ener1 elected Victor Mendes as Director, Chairman of the Ener1 Board of Directors and Chief Executive Officer of Ener1. There is no employment agreement between Mr. Mendes and Ener1. Ener1 will pay Mr. Mendes a salary of $750,000 per year, of which $400,000 will be contributed by Group pursuant to an agreement between Ener1 and Group. (See Item 1.01 herein.)

From July 2005 until joining Ener1, Mr. Mendes was Chief Executive Officer of Vixia, LLC, a provider of process solutions and support services for healthcare organizations, using radio frequency identification and ultrasound technologies. From 2002 to 2004, he was Chief Executive Officer of CHEP International, Inc., a global logistics business providing equipment management and supply chain support services to the fast-moving consumer goods (FMCG) and automotive industries. From 1999 to 2002, Mr. Mendes was Chief Executive Officer of Recall Corporation, a global document management business with operations in 22 countries. Prior to that, he spent more than 10 years at GE’s Industrial Systems division and at GE FANUC Automation Corporation, a joint venture between GE and FANUC LTD of Japan. While at GE FANUC, Mr. Mendes served on the Board of Directors and held several executive positions.

It has not been determined which, if any, committees of the board on which Mr. Mendes may serve.

Simultaneously with Mr. Mendes’ election as Chairman of Ener1, Mr. Charles Gassenheimer resigned as Chairman and was elected Vice Chairman of the Board of Ener1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

October 10, 2006	By:	Gerard A. Herlihy
Name: Gerard A. Herlihy
Title: Chief Financial Officer